Board of Directors

Cellcyte Genetics Corporation

Bothell, WA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cellcyte Genetics Corporation on Form S-8, expected to be filed with the U.S. Securities and Exchange Commission on or about April 3, 2009, of our report dated April 11, 2008 relating to the audit of the consolidated financial statements for the years ending December 31, 2007 and 2006, appearing in the Annual Report on Form 10-KSB of Cellcyte Genetics Corporation for the year ended December 31, 2007, and the inclusion of our name under the heading “Experts.”

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Spokane, Washington

April 3, 2009